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                                                                   Exhibit 10.29

[NEW WEST EYEWORKS, INC. LETTERHEAD]


January 17, 1997


Ronald E. Weinberg
200 Public Square, Suite 30-5000
Cleveland, Ohio 44114-2301

Dear Mr. Weinberg:

In consideration of your guaranty of the Note dated December 24, 1996 of New West Eyeworks, Inc., a Delaware corporation (the "Company"), in the principal sum of $350,000 payable to the Second National Bank of Warren (the "Note"), the Company hereby pays you $7,500 (determined based on the cost savings to the Company from the difference in the interest rate charged by the Second National Bank of Warren and the rate that U.S. Bank of Washington, National Association, proposed to charge). The Company agrees to indemnify and hold you harmless against liability under your guaranty of the Note, and shall also be responsible and shall indemnify and hold you harmless from any and all fees and expenses (including reasonable attorneys' fees and collection costs) incurred in connection with enforcing your right to indemnification hereunder. The Company acknowledges that if it fails to repay the Note on or prior to its due date, then the Board of Directors of the Company will consider in good faith whether you should receive any additional consideration.


NEW WEST EYEWORKS, INC.



By /s/ Barry J. Feld
  ----------------------------
  Barry J. Feld, President and
  Chief Executive Officer